Exhibit 99.1

FOR IMMEDIATE RELEASE

July 25, 2012

GENESIS ENERGY, L.P. EXPANDS CREDIT FACILITY

AND EXTENDS MATURITY BY TWO YEARS

July 25, 2012 – (Houston, TX) – Genesis Energy, L.P. (NYSE:GEL) announced today that it has amended its secured revolving credit facility to increase the lending commitment from $775 million to $1 billion. The facility contains an accordion feature whereby the total credit available can be increased by an additional $300 million. The maturity of the facility was also extended two years to July 2017. The partnership added four new banks to its existing syndicate of banks resulting in seventeen lenders participating in the facility.

“The increased committed capacity from our expanded syndicate of banks will provide Genesis with the financial flexibility to continue to build long-term value from organic opportunities as well as strategic acquisitions”, said Grant Sims, the Chief Executive Officer.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding closing of the transaction. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere

Chief Financial Officer

(713) 860-2516